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Exhibit 10.44

        AMENDED AND RESTATED CREDIT AGREEMENT

BY AND AMONG

FARGO ELECTRONICS, INC.

AS BORROWER,

THE FINANCIAL INSTITUTIONS THAT ARE OR MAY FROM TIME TO TIME BECOME

PARTIES HERETO

(TOGETHER WITH THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AS THE

"BANKS")

AND

LASALLE BANK NATIONAL ASSOCIATION

(IN ITS INDIVIDUAL CAPACITY, "LASALLE")

AS AGENT

(IN SUCH CAPACITY, THE "AGENT")

for the Banks

Dated as of December 18, 2002

TABLE OF CONTENTS

SECTION 1	6
1.1 Definitions	6
SECTION 2	17
2.1 Commitments	17
2.1.1 Revolving Loan Commitment	17
2.1.2 L/C Commitment	17
2.1.3 Term Loan	17
2.2 Loan Procedures	17
2.2.1 Various Types of Loans	17
2.2.2 Borrowing Procedures	18
2.2.3 Conversion and Continuation Procedures	18
2.3 Letter of Credit Procedures	19
2.3.1 L/C Applications	19
2.3.2 Participations in Letters of Credit	19
2.3.3 Reimbursement Obligations	19
2.3.4 Limitation on Obligations of Issuing Bank	20
2.3.5 Funding by Banks to Issuing Bank	20
2.4 Commitments Several	20
2.5 Certain Conditions	20
SECTION 3	21
3.1 Notes	21
3.2 Recordkeeping	21
SECTION 4	21
4.1 Interest Rates	21
4.2 Interest Payment Dates	21
4.3 Setting and Notice of Eurodollar Rates	21
4.4 Computation of Interest	21
SECTION 5	22
5.1 Non-Use Fee	22
5.2 Letter of Credit Fees	22
5.3 Upfront Fees	22
5.4 Agent's Fees	22
SECTION 6	22
6.1 Reduction or Termination of the Revolving Commitment Amount	22
6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount	22
6.1.2 Mandatory Reductions of Revolving Commitment Amount	23
6.1.3 All Reductions of the Revolving Commitment Amount	23
6.2 Prepayments	23
6.2.1 Voluntary Prepayments	23
6.2.2 Mandatory Prepayments	23
6.3 All Prepayments	23
SECTION 7	23
7.1 Making of Payments	23
7.2 Application of Certain Payments	23
7.3 Due Date Extension	24
7.4 Setoff	24
7.5 Proration of Payments	24
7.6 Taxes	24

7.7 Authorization	25
SECTION 8	25
8.1 Increased Costs	25
8.2 Basis for Determining Interest Rate Inadequate or Unfair	26
8.3 Changes in Law Rendering Eurodollar Loans Unlawful	27
8.4 Funding Losses	27
8.5 Right of Banks to Fund through Other Offices	27
8.6 Discretion of Banks as to Manner of Funding	27
8.7 Mitigation of Circumstances; Replacement of Banks	27
8.8 Conclusiveness of Statements; Survival of Provisions	28
SECTION 9	28
9.1 Organization	28
9.2 Authorization; No Conflict	28
9.3 Validity and Binding Nature	29
9.4 Financial Condition	29
9.5 No Material Adverse Change	29
9.6 Litigation and Contingent Liabilities	29
9.7 Ownership of Properties; Liens	29
9.8 Subsidiaries	29
9.9 Pension Plans	29
9.10 Investment Company Act	29
9.11 Public Utility Holding Company Act	29
9.12 Regulation U	30
9.13 Taxes	30
9.14 Solvency, etc.	30
9.15 Environmental Matters	30
9.16 Insurance	31
9.17 Real Property	31
9.18 Information	31
9.19 Intellectual Property	31
9.20 Burdensome Obligations	31
9.21 Labor Matters	31
9.22 No Default	31
SECTION 10	32
10.1 Reports, Certificates and Other Information	32
10.1.1 Annual Report	32
10.1.2 Interim Reports	32
10.1.3 Compliance Certificates	32
10.1.4 Reports to the SEC and to Shareholders	32
10.1.5 Notice of Default, Litigation and ERISA Matters	33
10.1.6 Borrowing Base Certificates	33
10.1.7 Management Reports	33
10.1.8 Projections	33
10.1.9 Subordinated Debt Notices	33
10.1.10 Year 2000 Problem	33
10.1.11 Patent Schedules	33
10.1.12 Other Information	34
10.2 Books, Records and Inspections	34
10.3 Maintenance of Property; Insurance	34
10.4 Compliance with Laws; Payment of Taxes and Liabilities	35
10.5 Maintenance of Existence, etc.	35

10.6 Financial Covenants	35
10.6.1 Fixed Charge Coverage Ratio	35
10.6.2 Total Debt to EBITDA Ratio	35
10.6.3 Capital Expenditures	35
10.7 Limitations on Debt	36
10.8 Liens	36
10.9 Operating Leases	37
10.10 Restricted Payments	37
10.11 Mergers, Consolidations, Sales	37
10.12 Modification of Organizational Documents	37
10.13 Use of Proceeds	37
10.14 Further Assurances	37
10.15 Transactions with Affiliates	38
10.16 Employee Benefit Plans	38
10.17 Environmental Matters	38
10.18 Unconditional Purchase Obligations	38
10.19 Inconsistent Agreements	39
10.20 Business Activities	39
10.21 Investments	39
10.22 Restriction of Amendments to Certain Documents	40
10.23 Fiscal Year	40
10.24 Cancellation of Debt	40
10.25 Foreign Operations	40
SECTION 11	40
11.1 Assignment Agreement	40
11.1.1 Notes	40
11.1.2 Resolutions	40
11.1.3 Consents, etc.	40
11.1.4 Incumbency and Signature Certificates	40
11.1.5 Guaranty	41
11.1.6 Security Agreement	41
11.1.7 Pledge Agreements	41
11.1.8 Opinions of Counsel	41
11.1.9 Insurance	41
11.1.10 Copies of Documents	41
11.1.11 Payment of Fees	41
11.1.12 Solvency Certificate	41
11.1.13 Search Results; Lien Terminations	41
11.1.14 Filings, Registrations and Recordings	41
11.1.15 Closing Certificate	41
11.1.16 Other	41
11.2 Conditions	42
11.2.1 Compliance with Warranties, No Default, etc.	42
11.2.2 Confirmatory Certificate	42
SECTION 12	42
12.1 Events of Default	42
12.1.1 Non-Payment of the Loans, etc.	42
12.1.2 Non-Payment of Other Debt	42
12.1.3 Other Material Obligations	42
12.1.4 Bankruptcy, Insolvency, etc.	43
12.1.5 Non-Compliance with Loan Documents	43

12.1.6 Warranties	43
12.1.7 Pension Plans	43
12.1.8 Judgments	43
12.1.9 Invalidity of Guaranty, etc.	43
12.1.10 Invalidity of Collateral Documents, etc.	43
12.1.11 Invalidity of Subordination Provisions, etc.	43
12.1.12 Change of Control	44
12.2 Effect of Event of Default	44
SECTION 13	44
13.1 Appointment and Authorization	44
13.2 Delegation of Duties	45
13.3 Liability of Agent	45
13.4 Reliance by Agent	45
13.5 Notice of Default	45
13.6 Credit Decision	46
13.7 Indemnification	46
13.8 Agent in Individual Capacity	46
13.9 Successor Agent	46
13.10 Collateral Matters	47
SECTION 14	47
14.1 Waiver; Amendments	47
14.2 Confirmations	48
14.3 Notices	48
14.4 Computations	48
14.5 Regulation U	48
14.6 Costs, Expenses and Taxes	48
14.7 Subsidiary References	49
14.8 Captions	49
14.9 Assignments; Participations	49
14.9.1 Assignments	49
14.9.2 Participations	50
14.10 Governing Law	50
14.11 Counterparts	50
14.12 Successors and Assigns	50
14.13 Indemnification by the Company	50
14.14 Nonliability of Lenders	51
14.15 Forum Selection and Consent to Jurisdiction	51
14.16 Waiver of Jury Trial	52
14.17 Effect on Original Agreement	52

v

AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 18, 2002 (this "Agreement") is entered into among Fargo Electronics, Inc., a Delaware corporation (the "Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks") and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as agent (in such capacity, the "Agent") for the Banks.

        WHEREAS, the Company, the Banks and the Agent are the parties to that certain Credit Agreement dated as of September 15, 2000, as amended to date (as so amended, the "Original Agreement");

        WHEREAS, the Company, the Banks and the Agent desire to amend and restate the Original Agreement in accordance with the terms hereof.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree to amend and restate the Original Agreement as follows:

SECTION 1

DEFINITIONS.

        1.1    Definitions.    When used herein the following terms shall have the following meanings:

        Account Debtor means any Person who is obligated to the Company or any Subsidiary under an Account Receivable.

        Account Receivable means, with respect to any Person, any right of such person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

        Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

        Affected Loan—see Section 8.3.

        Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        Agent means LaSalle in its capacity as agent for the Banks hereunder and any successor thereto in such capacity.

        Agreement—see the Preamble.

        Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 90 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $250,000.00.

        Assignment Agreement—see Section 14.9.1.

        Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

        Bank—see the Preamble. References to the "Banks" shall include the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

        Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

        Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

        Base Rate Margin—see the Pricing Schedule.

        Borrowing Base means, at any date of determination, an amount equal to the sum of: (a) an amount (the "Accounts Receivable Availability") equal to 80% of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Accounts Receivable; plus (b) an amount (the "Inventory Availability") equal to the lesser of: (i) 50% of the value (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Inventory valued at the lower of cost, determined on a first in first out basis, or market; or (ii) $1,500,000.00. The amount of the Borrowing Base shall be determined periodically by the Agent from the most recent Borrowing Base Certificate and supporting reports delivered to the Agent pursuant to Section 10.1.6 and the components of such Borrowing Base determination shall be revised by the Agent in its reasonable discretion based on the results of the periodic inspections of the Company's books and records performed by, or on behalf of, the Agent pursuant to Section 10.2

        Borrowing Base Certificate means a certificate substantially in the form of Exhibit D.

        Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and Minneapolis, Minnesota and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

        Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Agent, derivatives of such term have corresponding meanings.

        Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Bank or its holding company) rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., (c) any deposit account, certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder.

        CERCLA—see Section 9.15.

        Code means the Internal Revenue Code of 1986.

        Collateral Access Agreement means that certain Subordination of Landlord's Lien dated August 17, 2001, by and among Aetna Life Insurance Company, the Company and the Agent, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time, and any other agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

        Collateral Collateral has the meaning given such term in the Security Agreement.

        Collateral Documents means the Security Agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Banks.

        Commitment means, as to any Bank, such Bank's commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Bank's Pro Rata Share of the Revolving Commitment Amount is set forth on Schedule 2.1.

        Company—see the Preamble.

        Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

        Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains from Asset Sales, any extraordinary gains or extraordinary non-cash losses, any gains or non-cash losses from discontinued operations and any other non-recurring gains or non-cash losses.

        Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP or under any lease treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes; (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner and for which such Person is or may become personally liable.

        Debt to be Repaid means Debt listed on Schedule 11.1.

        Designated Person means the Company's Chief Financial Officer, Director of Finance or General Counsel.

        Designated Proceeds—see Section 6.2.2(a).

        Disposal—see the definition of "Release".

        Dollar and the sign "$" mean lawful money of the United States of America.

        EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period and up to $1,500,000 in expenses incurred by the Company with respect to the acquisition of the Company by Zebra Technologies, Inc. prior to March 31, 2002.

        Effective Date—see Section 11.1.

        Eligible Account Receivable means an Account Receivable owing to the Company which meets each of the following requirements:

          (1)  it arises from the sale of goods or the rendering of services by the Company; and if it arises from the sale of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and (ii) the Company has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

          (2)  it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

          (3)  it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

          (4)  there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto;

          (5)  the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada, unless: (a) the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Agent; or (b) (i) is insured pursuant to a foreign credit insurance policy insuring against country and credit risk, satisfactory to the Agent in its sole discretion; and (ii) such insurance policy is duly assigned to the Agent pursuant to an assignment agreement that is acceptable to the Agent in its sole discretion; and provided, that any such Account Receivable shall only be deemed eligible to the extent of the applicable policy limits and, provided, further, that up to $100,000.00 of Accounts Receivable where the Account Debtor with respect thereto is not a resident or citizen of the United States or Canada that would otherwise not to be Eligible Accounts Receivable because such Accounts Receivable are not so insured shall be deemed to be Eligible Accounts Receivable;

          (6)  it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

          (7)  it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company (or by any agent or custodian of the Company) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

          (8)  it arises in the ordinary course of business of the Company;

          (9)  if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Company has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;

        (10)  if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

        (11)  such Account Receivable is not more than the lesser of: (a) 60 days past the due date thereof; or (b) 90 days past the original invoice date thereof, in each case according to the original terms of sale;

        (12)  it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless such notice of business activities report has been duly and timely filed or the Company is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

        (13)  the Account Debtor with respect thereto is not an Affiliate of the Company;

        (14)  it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause (11) of this definition; provided, that, the Agent, in its sole discretion, may agree to exclude certain past due Accounts Receivable from the calculation of the category of ineligible Accounts Receivable described in this clause (14) where the Company has: (a) informed the Agent that a specific Account Receivable's past due status arises out of a dispute or other special circumstances with the respective Account Debtor; and (b) provided Agent with such detailed information concerning such dispute or other special circumstances as Agent may request to make such a determination; it being understood, however, that notwithstanding any such determination of eligibility, the Agent will have the right to deem any such Accounts Receivable to be ineligible at any future date of determination; and

        (15)  if the aggregate amount of all Accounts Receivable owed by the Account Debtor thereon exceeds 25% of the aggregate amount of all Accounts Receivable at such time, then all Accounts Receivable owed by such Account Debtor in excess of such amount shall be deemed ineligible; provided, that, at the request of the Company, the Agent, in its sole discretion, may agree to deem Accounts Receivable owed by an Account Debtor that would otherwise be ineligible pursuant to this clause (15) to be eligible; it being understood, however, that notwithstanding any such determination of eligibility, the Agent will have the right to deem any such Accounts Receivable to be ineligible at any future date of determination.

        An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account Receivable shall cease to be an Eligible Account Receivable after notice of such determination is given to the Company.

        Eligible Inventory means Inventory of the Company consisting of "card inventory," "printer ribbon inventory," "print heads inventory," or "overlaminate inventory," "inkjet printers," "ink and cartridges for inkjet printers" which meets each of the following requirements:

          (1)  it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

          (2)  it is saleable;

          (3)  it is in the possession and control of the Company and it is stored and held in facilities owned by the Company or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement with respect thereto;

          (4)  it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. §215;

          (5)  it is not subject to any agreement which would restrict the Agent's ability to sell or otherwise dispose of such Inventory;

          (6)  it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

          (7)  it is not "in transit" to the Company or held by the Company on consignment; and

          (8)  it is not "work in process;" and

          (9)  the Agent shall not have determined in its discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

        Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

        Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

        ERISA means the Employee Retirement Income Security Act of 1974.

        Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

        Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

        Eurodollar Margin—see the Pricing Schedule.

        Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

        Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period which appears on Telerate page 3750 as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period. "Telerate Page 3750 "means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollar deposits).

        Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined pursuant to the following formula:

  Eurodollar Rate           =                  Eurodollar Rate
  (Reserve Adjusted)            1-Eurocurrency Reserve Percentage.

        Event of Default means any of the events described in Section 12.1.

        Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

        Fiscal Month means a fiscal month of a Fiscal Year.

        Fiscal Quarter means a fiscal quarter of a Fiscal Year.

        Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2002") refer to the Fiscal Year ending on December 31 of such calendar year.

        Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Debt (excluding required payments of principal of the Revolving Loans).

        FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

        GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or

agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        Group—see Section 2.2.1.

        Guaranty means a guaranty in the form approved by the Agent and Required Banks.

        Hazardous Substances—see Section 9.15.

        Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

        Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.

        Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases and synthetic leases) and all commitment fees, letter of credit fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

        Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

            (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii)  any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii)  the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

        Inventory has the meaning assigned to such term in the Uniform Commercial Code as in effect in the State of Minnesota on the date hereof.

        Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel, relocation and similar advances to employees and agents in the ordinary course of business).

        Issuing Bank means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

        LaSalle—see the Preamble.

        L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

        LC Fee Rate—see the Pricing Schedule.

        Letter of Credit—see Section 2.1.3.

        Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

        Loan Documents means this Agreement, the Notes, the L/C Applications, the Collateral Documents and each other document listed on Schedule 1.

        Loan Party means the Company and each Subsidiary.

        Loans means Revolving Loans.

        Mandatory Prepayment Event—see Section 6.2.2(a).

        Margin Stock means any "margin stock" as defined in Regulation U.

        Master Letter of Credit Agreement means that certain Master Letter of Credit Agreement dated as of September 15, 2000, between the Company and LaSalle, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

        Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

        Multiemployer Pension Plan means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

        Net Cash Proceeds means:

          (a)  with respect to any Asset Sale the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than the Loans); and

          (b)  with respect to any issuance of equity securities, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's commission.

        Non-Use Fee Rate—see the Pricing Schedule.

        Note—see Section 3.1.

        Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a defined-benefit "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Permitted Acquisition see Section 10.21(j).

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

        Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle). Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change.

        Pro Rata Share means, with respect to any Bank, the percentage specified opposite such Bank's name on Schedule 2.1 hereto, as adjusted from time to time in accordance with the terms hereof.

        RCRA—see Section 9.15.

        Regulation D means Regulation D of the FRB.

        Regulation U means Regulation U of the FRB.

        Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

        Required Banks means Banks having Pro Rata Shares aggregating 60% or more; provided, however, that if there are only two Banks party to this Agreement, then the Required Banks shall be defined as Banks having Pro Rata Shares aggregating 100%.

        Revolving Commitment Amount means $5,000,000.00, as reduced from time to time pursuant to Section 6.1.

        Revolving Loan—see Section 2.1.1.

        Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

        SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

        Security Agreement means the Amended and Restated Security Agreement dated as of even date herewith made by the Company in favor of the Agent for the benefit of itself and the ratable benefit of the Banks, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

        Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

        Subordinated Debt means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.

        Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

        Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

        "Tangible Net Worth": At any date, the sum of the common stock, preferred stock, additional paid-in capital, and retained earnings of the Company (excluding treasury stock), less the book value of all assets of the Company that would be treated as intangibles under GAAP, including without limitation: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles; (b) all deferred charges or unamortized debt discount and expenses other than deferred income taxes; (c) all prepaid expenses; (d) securities which are not readily marketable; (e) any write-up in the book value of any assets resulting from a reevaluation thereof subsequent to the date of the Company's annual financial statement described in Section 9.4; and (f) amounts due from officers or Affiliates.

        Termination Date means the earlier to occur of (a) December 18, 2005 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12.

        Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (i) contingent obligations in respect of Suretyship Liabilities (except to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

        Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Total Debt as of such day to (ii) EBITDA for the Computation Period ending on such day.

        Type of Loan or Borrowing—see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

        Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

        Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

        1.2  Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)  Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)  The term "including" is not limiting and means "including without limitation."

          (d)  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (e)  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

          (f)    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

          (g)  This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Banks and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Banks merely because of the Agent's or Banks' involvement in their preparation.

SECTION 2

COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND
LETTER OF CREDIT PROCEDURES.

        2.1    Commitments.    On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

          2.1.1    Revolving Loan Commitment.    Each Bank will make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Bank's Pro Rata Share of such aggregate amounts as the Company may request from all Banks; provided that the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base. On the Effective Date, the "Revolving Loans" outstanding under the Original Agreement shall be deemed to be outstanding Revolving Loans hereunder and shall be subject to, and governed by this Agreement.

          2.1.2    L/C Commitment.    (a) The Issuing Bank will issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $500,000.00 and (ii) the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.    On the Effective Date, the "Letters of Credit" outstanding under the Original Agreement shall be deemed to be outstanding Letters of Credit hereunder and shall be subject to, and governed by this Agreement.

          2.1.3    Term Loan.    Intentionally deleted.

        2.2    Loan Procedures.

          2.2.1    Various Types of Loans.    Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.

  Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that not more than four (4) different Groups of Eurodollar Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans..

          2.2.2    Borrowing Procedures.    The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at the office specified by the Agent with immediately available funds covering such Bank's Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000.00 and an integral multiple of $25,000.00, and each Eurodollar borrowing shall be in an aggregate amount of at least $500,000.00 and an integral multiple of at least $100,000.00.

          2.2.3    Conversion and Continuation Procedures.

            (a)  Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

                (i)  elect, as of any Business Day, to convert any Loans (or, for conversion into Eurodollar Loans, any part thereof in an aggregate amount not less than $100,000.00 or a higher integral multiple of $100,000.00) into Loans of the other type; or

              (ii)  elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000.00 or a higher integral multiple of $100,000.00) for a new Interest Period;

    provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $100,000.00 and an integral multiple of $100,000.00.

            (b)  The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Eurodollar Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

                (i)  the proposed date of conversion or continuation;

              (ii)  the aggregate amount of Loans to be converted or continued;

              (iii)  the type of Loans resulting from the proposed conversion or continuation; and

              (iv)  in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

            (c)  If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective on the last day of such Interest Period.

            (d)  The Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

            (e)  Any conversion of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

        2.3    Letter of Credit Procedures.

          2.3.1    L/C Applications.    The Company shall give notice to the Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Agent and the Issuing Bank, together with such other documentation as the Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) thirty days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any L/C Application or the Master Letter of Credit Agreement, on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall control.

          2.3.2    Participations in Letters of Credit.    Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Pro Rata Share, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to the Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Agent or such Bank may reasonably request.

          2.3.3    Reimbursement Obligations.    The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2% per annum. The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

          2.3.4    Limitation on Obligations of Issuing Bank.    In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

          2.3.5    Funding by Banks to Issuing Bank.    If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Percentage of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for the Issuing Bank's account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Pro Rata Share of any such payment or disbursement.

        2.4    Commitments Several.    The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

        2.5    Certain Conditions.    Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurodollar Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3

NOTES EVIDENCING LOANS.

        3.1    Notes.    The Loans of each Bank shall be evidenced by a promissory note (each a "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank's Pro Rata Share of the Revolving Commitment Amount and payable in full on the Termination Date.

        3.2    Recordkeeping.    Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

SECTION 4

INTEREST.

        4.1    Interest Rates.    The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

          (a)  at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

          (b)  at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 2% per annum.

        4.2    Interest Payment Dates.    Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

        4.3    Setting and Notice of Eurodollar Rates.    The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

        4.4    Computation of Interest.    Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5

FEES.

        5.1    Non-Use Fee.    The Company agrees to pay to the Agent for the account of each Bank a non-use fee, for the period from the Effective Date to the Termination Date, equal to 0.0375% of such Bank's Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment Amount on each day. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans plus the Stated Amount of all Letters of Credit. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

        5.2    Letter of Credit Fees.

          (a)  The Company agrees to pay to the Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days) as of each day; provided that, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by 2% per annum at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          (b)  In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Bank.

        5.3    Upfront Fees.    The Company agrees to pay to the Agent for the account of each Bank on the Effective Date an upfront fee equal to 0.0375% of the aggregate Commitment (and the Agent agrees to promptly forward to each Bank a portion of such upfront fee in the amount previously agreed to between the Agent and such Bank).

        5.4    Agent's Fees.    The Company agrees to pay to the Agent such agent's fees as are mutually agreed to from time to time by the Company and the Agent; provided, that, no Agent's Fees shall be payable during any period when LaSalle is the sole Bank.

SECTION 6

REDUCTION OR TERMINATION OF THE
REVOLVING COMMITMENT AMOUNT; PREPAYMENTS.

        6.1    Reduction or Termination of the Revolving Commitment Amount.

          6.1.1    Voluntary Reduction or Termination of the Revolving Commitment Amount.    The Company may from time to time on at least three Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $500,000.00 or a higher integral multiple of $100,000.00. Concurrently with any reduction of the Revolving Commitment Amount to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

          6.1.2    Mandatory Reductions of Revolving Commitment Amount.    Intentionally deleted.

          6.1.3    All Reductions of the Revolving Commitment Amount.    All reductions of the Revolving Commitment Amount shall reduce the Commitments pro rata among the Banks according to their respective Pro Rata Shares.

          6.2    Prepayments.

            6.2.1    Voluntary Prepayments.    The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which: (a) with respect to any prepayment of a Base Rate Loan, shall be a Business Day; or (b) with respect to any prepayment of a Eurodollar Rate Loan, shall be a Business Day corresponding to the end of the respective Interest Period), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000.00 or a higher integral multiple of $25,000.00.

            6.2.2    Mandatory Prepayments.

              (a)  If on any day the Revolving Outstandings exceed the Borrowing Base, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

              (b)  If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceed the Revolving Commitment Amount, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

        6.3    All Prepayments.    Each voluntary partial prepayment shall be in a principal amount of $100,000.00 or a higher integral multiple of $25,000.00. Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

SECTION 7

MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

        7.1    Making of Payments.    All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Agent in immediately available funds at the office specified by the Agent not later than 1:00 p.m., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Agent for the account of such Bank. All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto.

        7.2    Application of Certain Payments.    Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Agent shall advise such Bank as to the application of such payment.

        7.3    Due Date Extension.    If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

        7.4    Setoff.    The Company agrees that the Agent and each Bank have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Agent and each Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent or such Bank.

        7.5    Proration of Payments.    If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

        7.6    Taxes.    All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

          (a)  pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b)  promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

          (c)  pay to the Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

        Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

        If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. Such indemnity shall be payable upon demand by the Agent (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail). For purposes of this Section 7.6, a distribution hereunder by the Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.

        Each Bank that (a) is organized under the laws of a jurisdiction other than the United States of America and (b)(i) is a party hereto on the Effective Date or (ii) becomes an assignee of an interest under this Agreement under Section 14.9.1 after the Effective Date (unless such Bank was already a Bank hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents, appropriately completed, as may be applicable to establish that such Bank is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Bank pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph.

        7.7    Authorization.    The Company hereby irrevocably authorizes the Agent and the Agent may, in its sole and absolute discretion, at any time and from time to time, pay all or any portion of any of the Company's obligations hereunder including, without limitation, interest, Attorney Costs and other fees, costs and expenses of the Agent for which the Company is liable pursuant to the terms of the Loan Documents, by charging any bank account of the Company maintained with Agent or any Bank or by advancing the amount thereof to the Company as a Revolving Loan and applying the proceeds of such Revolving Loan against such obligations; provided, however, that the provisions of this Section 7.7 shall not affect the Company's obligation to pay when due all amounts payable by the Company under any of the Loan Documents whether or not there are sufficient funds therefor in any such bank account of the Company with Agent or any Bank, or whether after making such Revolving Loan the Revolving Outstandings will exceed the lesser of: (a) the Revolving Commitment Amount; or (b) the Borrowing Base and provided, further, that the Agent shall give two days prior notice before charging any such account for the cost and expense of the Agent referred to above.

SECTION 8

INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

        8.1    Increased Costs.

          (a)  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

              (i)  shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located);

            (ii)  shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

            (iii)  shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

  and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction. If any Bank fails to demand such payment within 60 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 60 days prior to the date that such Bank makes its demand for payment.

          (b)  If any Bank shall reasonably determine that any change in, the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), the Company shall pay to such Bank such additional amount as will compensate such Bank or such controlling Person for such reduction. If any Bank fails to demand such payment within 60 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 60 days prior to the date that such Bank makes its demand for payment.

        8.2    Basis for Determining Interest Rate Inadequate or Unfair.    If with respect to any Interest Period:

          (a)  deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

          (b)  any Bank advises the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Bank of maintaining or funding Eurodollar Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the Effective Date which in the opinion of such Bank materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no affected Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

        8.3    Changes in Law Rendering Eurodollar Loans Unlawful.    If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to the amount of Eurodollar Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

        8.4    Funding Losses.    The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

        8.5    Right of Banks to Fund through Other Offices.    Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

        8.6    Discretion of Banks as to Manner of Funding.    Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

        8.7    Mitigation of Circumstances; Replacement of Banks.

          (a)  Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid,

  (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

          (b)  If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Bank in their reasonable discretion (such other bank being called a "Replacement Bank") to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement, and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

        8.8    Conclusiveness of Statements; Survival of Provisions.    Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9

WARRANTIES.

        To induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Agent and the Banks that:

        9.1    Organization.    The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

        9.2    Authorization; No Conflict.    Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Company, any Subsidiary or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

        9.3    Validity and Binding Nature.    Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

        9.4    Financial Condition.    The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2001 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at September 30, 2002, copies of each of which have been delivered to each Bank, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

        9.5    No Material Adverse Change.    Since December 31, 2001 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole.

        9.6    Litigation and Contingent Liabilities.    No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7.

        9.7    Ownership of Properties; Liens.    Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 10.8.

        9.8    Subsidiaries.    As of the Effective Date, the Company has no Subsidiaries other than those listed on Schedule 9.8.

        9.9    Pension Plans.    During the five year period prior to the date of the execution and delivery of this Agreement or the making of any Loan or the issuance of any Letter of Credit, neither the Company nor any member of its Controlled Group has maintained, established, sponsored or contributed to any Pension Plan or Multiemployer Pension Plan.

        9.10    Investment Company Act.    Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

        9.11    Public Utility Holding Company Act.    Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

        9.12    Regulation U.    The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        9.13    Taxes.    Each of the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        9.14    Solvency, etc.    On the Effective Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each of the Company's and each other Loan Party's assets will exceed its liabilities and (b) each of the Company and each other Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

        9.15    Environmental Matters.

          (a)    No Violations.    Except as set forth on Schedule 9.15, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $100,000.00 or more by the Company and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

          (b)    Notices.    Except as set forth on Schedule 9.15 and for matters arising after the Effective Date, in each case none of which could singly or in the aggregate be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

          (c)    Handling of Hazardous Substances.    Except as set forth on Schedule 9.15, (i) no portion of the real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any

  Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of the real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, the real property or other assets of the Company or any Subsidiary; and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

        9.16    Insurance.    Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

        9.17    Real Property.    Set forth on Schedule 9.17 is a complete and accurate list, as of the Effective Date, of the address of all real property owned or leased by the Company or any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.

        9.18    Information.    All information heretofore or contemporaneously herewith furnished in writing by the Company or any other Loan Party to the Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

        9.19    Intellectual Property.    The Company and each Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

        9.20    Burdensome Obligations.    Neither the Company nor any Subsidiary is a party to any agreement or contract or subject to any corporate or partnership restriction which might reasonably be expected to have a Material Adverse Effect.

        9.21    Labor Matters.    Except as set forth on Schedule 9.21, neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

        9.22    No Default.    No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt hereunder or under any other Loan Document.

SECTION 10

COVENANTS.

        Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

        10.1    Reports, Certificates and Other Information.    Furnish to the Agent and each Bank:

          10.1.1    Annual Report.    Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy (which may be included in the 10K Reports described below) of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by PriceWaterhouseCoopers LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Company and its Subsidiaries for such Fiscal Year, certified by a Designated Person.

          10.1.2    Interim Reports.    (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), a copy (which may be included in the 10Q Reports described below) of the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Designated Person; and (b) promptly when available and in any event within 30 days after the end of each month (except the last month of each Fiscal Quarter), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with the Company's Financial Summary, certified by a Designated Person.

          10.1.3    Compliance Certificates.    Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Designated Person, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company's management setting forth a discussion of the Company's financial condition, changes in financial condition and results of operations in such detail as the Agent, in its reasonable discretion, may require.

          10.1.4    Reports to the SEC and to Shareholders.    Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC including, without limitation, copies of the Company's 10K Report and 10Q Report (or, in either case, any successor report) filed with the SEC; copies of all registration statements of the

  Company or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

          10.1.5    Notice of Default, Litigation and ERISA Matters.    Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

            (a)  the occurrence of an Event of Default or an Unmatured Event of Default;

            (b)  any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

            (c)  any cancellation or material change in any insurance maintained by the Company or any Subsidiary; or

            (d)  any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

          10.1.6    Borrowing Base Certificates.    Within 30 days of the end of each Fiscal Month, a Borrowing Base Certificate dated as of the end of such Fiscal Month and executed by a Designated Person on behalf of the Company together with, if the Agent so requests, an accounts receivable aging dated as of such Fiscal Month end; provided, that at any time an Event of Default exists, the Agent may require the Company to deliver Borrowing Base Certificates more frequently and to deliver reconciliations, reports, certificates and other supporting documentation.

          10.1.7    Management Reports.    Promptly upon the request of the Agent or any Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

          10.1.8    Projections, Budget.    As soon as practicable, and in any event within:

            (a)  30 days prior to the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including, without limitation, forecasted income statements, balance sheets, cash flows, and financial covenant compliance) prepared in a manner consistent with the projections delivered by the Company to the Banks prior to the Effective Date or otherwise in a manner reasonably satisfactory to the Agent; and

            (b)  60 days after the commencement of each Fiscal Year, a copy of the Company's annual budget for such Fiscal Year approved by the Company's Board of Directors; accompanied by a certificate of a Designated Person on behalf of the Company to the effect that such budget was approved by the Company's Board of Directors.

          10.1.9    Subordinated Debt Notices.    Intentionally Deleted.

          10.1.10    Year 2000 Problem.    Intentionally Deleted.

          10.1.11    Patent Schedules.    Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1: (a) a schedule signed by a Designated Person describing all of the Company's and its Subsidiaries' United States patents and patent applications; and (b) an amendment to the Notice of Security Interest most recently filed in the United States Patent and Trademark Office conforming such filing to the scheduled patent and publicly available patent applications, each of which shall be in form and substance satisfactory to the Agent The Agent and each Bank agree that, except as may be required by applicable law or regulation, or by reason of subpoena after providing notice thereof and an opportunity to contest unless such notice is prohibited by the terms of the subpoena or applicable law, court order or government action or as may be necessary or convenient for the enforcement of the Agent's and the Banks' rights and remedies under the Loan Documents or applicable law after the occurrence and during the continuance of any Event of Default, neither the Agent nor such Bank will divulge, publish or otherwise reveal, either directly or through another, to any Person (other than to an Assignee or a Participant or a prospective Assignee or Participant) any of the scheduled non-publicly available patent applications which the Company has identified in writing as being confidential; provided, however, that no such information shall be confidential when it: (x) was known to the public prior to the date of its disclosure to the Agent and the Banks; (y) becomes known to the public subsequent to the date of its disclosure by the Company through no act of the Agent or any Bank, or (z) becomes known to the Agent or any Bank on a non-confidential basis from a source other than the Company.

          10.1.12    Other Information.    Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Agent may reasonably request.

        10.2    Books, Records and Inspections.    Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records; and permit, and cause each Subsidiary to permit, the Agent and its representatives to inspect the Inventory and other tangible assets of the Company or such Subsidiary, to perform appraisals of the equipment of the Company or such Subsidiary, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable and any other collateral. All such inspections, appraisals, or audits by the Agent shall be at the Company's expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Agent for appraisals more frequently than twice each calendar year or for more than $10,000.00 per calendar year.

        10.3    Maintenance of Property; Insurance.

          (a)  Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

          (b)  Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries. The Company shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (ii) providing that 30 days' notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent.

          (c)  UNLESS THE COMPANY PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE COMPANY'S EXPENSE TO PROTECT THE AGENT'S AND THE BANKS' INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE COMPANY'S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST THE COMPANY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE COMPANY MAY BE ABLE TO OBTAIN ON ITS OWN.

        10.4    Compliance with Laws; Payment of Taxes and Liabilities.    (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings, shall set aside on its books adequate reserves with respect thereto in accordance with GAAP, the Company's or its Subsidiary's title to its property is not materially adversely affected or its use of such property in the ordinary course of its business is not materially interfered with; provided further that, in all events, the Company or its Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith upon the commencement of foreclosure of any lien which may have attached as security therefor

        10.5    Maintenance of Existence, etc.    Maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

        10.6    Financial Covenants.

          10.6.1    Fixed Charge Coverage Ratio.    Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 2.00 to 1.00.

          10.6.2    Total Debt to EBITDA Ratio.    Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 1.25 to 1.00.

          10.6.3    Capital Expenditures.    Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries to exceed: (a) $3,000,000.00 in the Company's Fiscal

  Year 2002 or the Company's Fiscal Year 2003; or (b) $5,000,000.00 in any subsequent Fiscal Year of the Company.

        10.7    Limitations on Debt.    Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

          (a)  obligations under this Agreement and the other Loan Documents;

          (b)  Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $500,000.00;

          (c)  Debt of Subsidiaries to the Company;

          (d)  unsecured Debt of the Company to Subsidiaries;

          (e)  Subordinated Debt;

          (f)    Hedging Obligations incurred for bona fide hedging purposes and not for speculation; and

          (g)  Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

        10.8    Liens.    Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

          (a)  Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

          (b)  Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

          (c)  Liens described on Schedule 10.8;

          (d)  subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

          (e)  attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000.00 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f)    easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; and

          (g)  Liens arising under the Loan Documents.

        10.9    Operating Leases.    Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Company and its Subsidiaries (on a consolidated basis) to exceed $2,000,000.00 in any Fiscal Year.

        10.10    Restricted Payments.    Not, and not permit any Subsidiary to, (a) make any distribution to any of its shareholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance or repurchase of any Subordinated Debt or (e) set aside funds for any of the foregoing; provided, that, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Company may make, or permit a Subsidiary to make, the distributions, purchases, and redemptions otherwise prohibited pursuant Sections 10.10 (a) and 10.10(b). Notwithstanding the foregoing, any Subsidiary may pay dividends or make other distributions to the Company or to a Wholly-Owned Subsidiary.

        10.11    Mergers, Consolidations, Sales.    Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Company and its Subsidiaries as of the last day of the preceding Fiscal Year, and (d) as may be permitted by Section 10.21.

        10.12    Modification of Organizational Documents.    Not permit the Certificate or Articles of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Banks.

        10.13    Use of Proceeds.    Use the proceeds of the Loans, and the Letters of Credit, solely to refinance existing Debt and for working capital and other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

        10.14    Further Assurances.

          (a)  Take, and cause each Subsidiary to take, such actions as are necessary or as the Agent or the Required Banks may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (i) the obligations of the Company hereunder and under the other Loan Documents (A) are secured by substantially all of the assets of the Company and (B) guaranteed by all of its Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty and (ii) the obligations of each Subsidiary under the Guaranty are secured by substantially all of the assets of such Subsidiary.

          (b)  enter into cash management agreements that are satisfactory to the Agent, in its sole discretion and cause each financial institution (other than the Agent) at which the Company or any Subsidiary maintains any lockbox, deposit account or other similar account that has not previously done so to deliver to the Agent a writing, in form and substance satisfactory to the Agent, (i) acknowledging and consenting to the security interest of the Agent in such lockbox or account and all cash, checks, drafts and other instruments or writings for the payment of money from time to time therein, (ii) confirming such financial institution's agreement to follow the instructions of the Agent with respect to all such cash, checks, drafts and other instruments or writings for the payment of money following receipt from the Agent of notice of the occurrence of any Event of Default or Unmatured Event of Default and (iii) waiving all rights of setoff and banker's lien on all items held in any such lockbox or account (other than with respect to payment of fees and expenses for account services).

          (c)  Cause each landlord or lessor of any of the Company's or any of Subsidiaries' business locations described on Schedule 9.17 that has not previously done so to execute and deliver to the Agent a landlord waiver in form and substance satisfactory to the Agent, in its sole discretion.

        10.15    Transactions with Affiliates.    Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates; provided that this Section shall not restrict the payment or grant of the following in the ordinary course of business approved by the Company's board of directors or shareholders: (a) directors' fees; (b) indemnity payments to directors, officers or employees; (c) payments pursuant to employment agreements; or (d) grants of options or other equity arrangements with directors, officers or employees but any repurchases thereof or other payments thereon are subject to Section 10.10.

        10.16    Employee Benefit Plans.    Not, and not permit any member of the Controlled Group, to maintain, establish, sponsor or contribute to any Pension Plan or any Multiemployer Pension Plan.

        10.17    Environmental Matters.

          (a)  If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

          (b)  To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

        10.18    Unconditional Purchase Obligations.    Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services in excess of $250,000.00 in the aggregate if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services; provided that the foregoing does not prohibit the payment of any reasonable termination fees pursuant to any vendor contract entered into in the ordinary course of business.

        10.19    Inconsistent Agreements.    Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) prohibit the Company or any Subsidiary from granting to the Agent, for the benefit of the Banks, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.

        10.20    Business Activities.    Not, and not permit any Subsidiary to, engage in any material line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

        10.21    Investments.    Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

          (a)  contributions by the Company to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;

          (b)  in the ordinary course of business, Investments by the Company in any Subsidiary or by any Subsidiary in the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7;

          (c)  Suretyship Liabilities permitted by Section 10.7;

          (d)  Cash Equivalent Investments;

          (e)  bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Bank shall not at any time exceed $2,000,000.00;

          (f)    Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

          (h)  Investments listed on Schedule 10.21;

          (i)    other Investments made by the Company after the Effective Date so long as the sum of: (i) the aggregate amount of all such Investments (including, without limitation, any Debt then assumed or then or thereafter to be incurred by the Company or any of its Subsidiaries in connection therewith); plus (ii) the amount of Permitted Acquisitions made by the Company and its Subsidiaries, in any period of twelve (12) consecutive months does not exceed $5,000,000.00;

          (j)    acquisitions ("Permitted Acquisition(s)") by the Company or of a Subsidiary of substantially all of the: (i) assets of Persons (each such transaction being an "Asset Purchase"); or (ii) the capital stock of corporations or membership interest of limited liability companies of such Persons or a similar type of acquisition, including a merger or a reorganization (an "Entity Purchase"); that, in either case, are: (x) engaged in business segments that are closely related to the present businesses of the Company; (y) are of entities or business segments that are profitable prior to such Acquisition and will be profitable on a proforma basis following the consummation of such Acquisition; and (z) in the case of an Entity Purchase shall be made with the consent of all of the members of such acquired entity's board of directors, or in the case of a limited liability company, such entity's board of governors; and provided, further, that: (A) the total consideration to be paid for: (1) all Permitted Acquisitions; plus; (2) all other Investments made pursuant to

  Section 10.21(i) in any period of twelve (12) consecutive months is less than $5,000,000; (B) there shall be no outstanding Unmatured Event of Default or Events of Default before or after the consummation of any such acquisition; and (C) the Company shall have complied with all of the additional conditions set forth in subpart (j) of Schedule 10.21;

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b), or (c), shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

        10.22    Restriction of Amendments to Certain Documents.    Intentionally Deleted.

        10.23    Fiscal Year.    Not change its Fiscal Year.

        10.24    Cancellation of Debt.    Not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $10,000.00 in any Fiscal Year.

        10.25    Foreign Operations.    Not, and not permit any Subsidiary to, maintain any tangible Collateral outside the United States of America in excess of $5,000,000.00 in the aggregate for all such tangible Collateral.

        10.26    Formation of Subsidiaries.    The Company shall cause each Subsidiary organized or acquired by the Company or any other Subsidiary after the Effective Date to become to execute a Guaranty in favor of the Banks and to execute and deliver to the Agent a security agreement in the form provided by the Agent.

SECTION 11

EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

        This Agreement shall become effective on the date (the "Effective Date") when, and only when, the Agent shall have received:

        11.1    Assignment Agreement.    Harris Trust and Savings Bank shall have duly executed an Assignment Agreement dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent.

          11.1.1    Notes.    The Notes.

          11.1.2    Resolutions.    Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party; and certified copies of resolutions of the Board of Directors of each other Loan Party authorizing the execution, delivery and performance by such Loan Party of each Loan Document to which such entity is a party.

          11.1.3    Consents, etc.    Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 11.

          11.1.4    Incumbency and Signature Certificates.    A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of each Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

          11.1.5    Guaranty.    Intentionally Deleted.

          11.1.6    Security Agreement.    A counterpart of the Security Agreement executed by the Company and each Subsidiary.

          11.1.7    Pledge Agreements.    Intentionally Deleted.

          11.1.8    Opinions of Counsel.    The opinion of Company's General Counsel substantially in the form of Exhibit F.

          11.1.9    Insurance.    Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender's loss payee and an additional insured on all related insurance policies and an assignment of business interruption insurance.

          11.1.10    Copies of Documents.    Intentionally Deleted.

          11.1.11    Payment of Fees.    Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

          11.1.12    Solvency Certificate.    A Solvency Certificate, substantially in the form of Exhibit G, executed by a Designated Person.

          11.1.13    Search Results; Lien Terminations.    Certified copies of updated lien search reports certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Company and each Subsidiary (under their present names and any previous names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, (ii) executed copies of proper Uniform Commercial Code Form UCC termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 10.8) and (iii) such other Uniform Commercial Code Form UCC termination statements as the Agent may reasonably request.

          11.1.14    Filings, Registrations and Recordings.    The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Banks, a perfected Lien on the collateral described therein, prior and superior to any other Person, in proper form for filing, registration or recording.

          11.1.15    Closing Certificate.    A certificate signed by a Designated Person of the Company dated as of the Effective Date, affirming the matters set for in Section 11.2.1 as of the Effective Date.

          11.1.16    Term Loan Repayment.    The Borrower shall have paid the entire outstanding principal balance of the "Term Loan" under the Original Agreement and all accrued interest thereon.

          11.1.17    Other.    Such other documents as the Agent or any Bank may reasonably request.

        11.2    Conditions.    The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

          11.2.1    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

            (a)  the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

            (b)  no Event of Default, Unmatured Event of Default or Material Adverse Effect shall have then occurred and be continuing.

          11.2.2    Confirmatory Certificate.    If requested by the Agent or any Bank, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Bank may reasonably request in support thereof.

SECTION 12

EVENTS OF DEFAULT AND THEIR EFFECT.

        12.1    Events of Default.    Each of the following shall constitute an Event of Default under this Agreement:

          12.1.1    Non-Payment of the Loans, etc.    Default in the payment when due of the principal of any Loan, or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

          12.1.2    Non-Payment of Other Debt.    Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $500,000.00 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity; or (c) continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause such Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor.

          12.1.3    Other Material Obligations.    Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

          12.1.4    Bankruptcy, Insolvency, etc.    The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 60 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

          12.1.5    Non-Compliance with Loan Documents.    (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), or 10.5 through 10.22; or (b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 12) and continuance of such failure described in this clause (b) for 30 days after the earlier to occur of: (i) the Company's receipt of notice of such failure from the Agent; or (ii) the date on which such failure first becomes known to any of the Company's officers.

          12.1.6    Warranties.    Any warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

          12.1.7    Pension Plans.    Intentionally Deleted.

          12.1.8    Judgments.    Final judgments which exceed an aggregate of $1,000,000.00 shall be rendered against the Company or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

          12.1.9    Invalidity of Guaranty, etc.    Any Guaranty shall cease to be in full force and effect with respect to either of any Subsidiary; or any Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Subsidiary.

          12.1.10    Invalidity of Collateral Documents, etc.    Any Collateral Document shall cease to be in full force and effect; or the Company or any Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

          12.1.11    Invalidity of Subordination Provisions, etc.    Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or the Company or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

          12.1.12    Change of Control.    (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding any Specified Person (as defined below)) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the Company having voting rights in the election of directors under normal circumstances; or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members. For purposes of the foregoing, "Continuing Member" means a member of the Board of Directors of the Company who either (i) was a member of the Company's Board of Directors on the day before the Effective Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Effective Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company's Board of Directors.

        12.2    Effect of Event of Default.    If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 13

THE AGENT.

        13.1    Appointment and Authorization.

          (a)  Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          (b)  The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

        13.2    Delegation of Duties.    The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        13.3    Liability of Agent.    None of the Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

        13.4    Reliance by Agent.    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

        13.5    Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

        13.6    Credit Decision.    Each Bank acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Agent.

        13.7    Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.

        13.8    Agent in Individual Capacity.    LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though LaSalle were not the Agent and the Issuing Bank, and the terms "Bank" and "Banks" include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

        13.9    Successor Agent.    The Agent may resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

        13.10    Collateral Matters.    The Banks irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by clause (d)(i) or (d)(iii) of Section 10.8 (it being understood that the Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 10.7(b)). Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 13.10.

SECTION 14

GENERAL.

        14.1    Waiver; Amendments.    No delay on the part of the Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Pro Rata Share of not less than the aggregate Pro Rata Share expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (a) increase the Revolving Commitment Amount, (b) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (d) release all or any substantial part of the collateral granted under the Collateral Documents, (e) reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, (f) affect the definition of "Borrowing Base" or any of its constituent parts in any manner which increases the amount available to the Borrower, or (g) affect Section 12, without, in each case, the consent of all Banks. No provision of Section 13 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. No Bank's Commitment shall be increased without such Bank's prior written consent.

        14.2    Confirmations.    The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

        14.3    Notices.    Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or authorized employee of the Company, and the Company shall hold the Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

        14.4    Computations.    Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

        14.5    Regulation U.    Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

        14.6    Costs, Expenses and Taxes.    The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents; provided that the Company's liability for the Attorney Costs with respect to the preparation, execution, syndication, and delivery of this Agreement and the other Loan Documents is limited by Section 11.1.11.. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company's auditors in connection with any reasonable exercise by the Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section 14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

        14.7    Subsidiary References.    The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

        14.8    Captions.    Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        14.9    Assignments; Participations.

          14.9.1    Assignments.    Any Bank may, with the prior written consents of the Issuing Bank and the Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of such Bank's Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Commitment) in a minimum aggregate amount equal to the lesser of (a) the amount of the assigning Bank's Pro Rata Share of the Revolving Commitment Amount and (b) $5,000,000.00; provided that (x) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (y) the Company and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

            (i)    five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

            (ii)  the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit E (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent, and

            (iii)  except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Pro Rata Share of the Revolving Commitment Amount and, if the assigning Bank has retained a Commitment hereunder, a replacement Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

        Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

          14.9.2    Participations. Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (a) such Bank shall remain the holder of its Note for all purposes of this Agreement, (b) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

        14.10    Governing Law.    This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Minnesota applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        14.11    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

        14.12    Successors and Assigns.    This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.

        14.13    Indemnification by the Company.    In consideration of the execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, each Bank and each of the officers, directors, employees, Affiliates and agents of the Agent and each Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section 14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

        14.14    Nonliability of Lenders.    The relationship between the Company on the one hand and the Banks and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither the Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company or any matter in connection with any phase of the Company's business or operations. The Company agrees that neither the Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        14.15    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MINNESOTA OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED

BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        14.16    Waiver of Jury Trial.    EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        14.17    Effect on Original Agreement.    On the Effective Date, the Original Agreement shall be deemed to be amended and restated in its entirety by this Agreement and the entire outstanding principal balance of the "Revolving Loans" under the Original Agreement shall be deemed to be part of the initial Revolving Loans made pursuant to this Agreement, and the "Letters of Credit" outstanding under the Original Agreement shall be deemed to outstanding Letters of Credit hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Delivered at Minneapolis, Minnesota, as of the day and year first above written.

FARGO ELECTRONICS, INC.

By	/s/ PAUL W.B. STEPHENSON
Title	Vice President and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Agent

By	/s/ ANN PIFER
Title	First Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank and as the sole Bank

By	/s/ ANN PIFER
Title	First Vice President

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TABLE OF CONTENTS
AMENDED AND RESTATED CREDIT AGREEMENT
SECTION 1 DEFINITIONS.
SECTION 2 COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
SECTION 3 NOTES EVIDENCING LOANS.
SECTION 4 INTEREST.
SECTION 5 FEES.
SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS.
SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.
SECTION 9 WARRANTIES.
SECTION 10 COVENANTS.
SECTION 11 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
SECTION 12 EVENTS OF DEFAULT AND THEIR EFFECT.
SECTION 13 THE AGENT.
SECTION 14 GENERAL.